Exhibit 99.1

Clearway Energy, Inc. Reports Third Quarter 2022 Financial Results

•Received offers from sponsor to invest approximately $410 million in 1.4 GW of wind, solar, and solar plus storage projects
•TotalEnergies acquired a 50% interest in Clearway’s sponsor from Global Infrastructure Partners
•Entered into new Resource Adequacy contract for El Segundo
•Closed acquisition of 413 MW wind portfolio
•Updating 2022 financial guidance, initiating 2023 financial guidance, and updating pro forma CAFD outlook
•Increasing the quarterly dividend by 2% to $0.3672 per share in the fourth quarter of 2022, or $1.469 per share annualized
•Continue to target annual dividend per share growth in the upper range of 5% to 8% through 2026

PRINCETON, NJ — November 2, 2022— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported third quarter 2022 financial results, including Net Income of $62 million, Adjusted EBITDA of $322 million, Cash from Operating Activities of $328 million, and Cash Available for Distribution (CAFD) of $154 million.

"While the current year financial guidance has been lowered due to forced outages at the Conventional segment, the prospects for long-term growth at Clearway remain exceptional,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “With the closing of TotalEnergies' investment for 50% ownership of Clearway Group, our sponsor has further enhanced its ability to grow its renewable development pipeline. Additionally, with today's announced drop-down offers and visibility into additional drop-down offers next year, the Company has line of sight to the future deployment of all of the $750 million of excess proceeds from the Thermal sale by the end of 2024. With this unprecedented visibility, Clearway remains on track to deliver at the upper range of its dividend growth target through 2026.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net Income/(Loss)

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/22	9/30/21	9/30/22	9/30/21
Conventional	41	52	121	125
Renewables	62	6	26	(23)
Thermal	—	4	17	14
Corporate	(41)	(37)	950	(135)
Net Income/(Loss)	$62	$25	$1,114	$(19)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/22	9/30/21	9/30/22	9/30/21
Conventional	94	109	277	292
Renewables	236	221	675	581
Thermal	—	17	23	53
Corporate	(8)	(10)	(27)	(26)
Adjusted EBITDA	$322	$337	$948	$900

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Nine Months Ended
($ millions)	9/30/22	9/30/21	9/30/22	9/30/21
Cash from Operating Activities	$328	$288	$607	$529
Cash Available for Distribution (CAFD)[1]	$154	$161	$328	$301

For the third quarter of 2022, the Company reported Net Income of $62 million, Adjusted EBITDA of $322 million, Cash from Operating Activities of $328 million, and CAFD of $154 million. Net Income increased versus 2021 primarily due to non-cash changes in the fair value of interest rate swaps as a result of an increase in LIBOR. Cash from Operating Activities increased versus 2021 primarily due to the contribution of growth investments. Adjusted EBITDA and CAFD results in the third quarter of 2022 were lower than 2021 due to forced outages at the Conventional segment and the disposition of the Thermal Business, partially offset by the contribution from growth investments.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Nine Months Ended
	9/30/22	9/30/21	9/30/22	9/30/21
Conventional Equivalent Availability Factor[2]	93.9%	99.8%	92.5%	93.4%
Renewables Generation Sold (MWh)[3]	3,367	2,740	11,102	8,640

In the third quarter of 2022, availability at the Conventional segment was lower than the third quarter of 2021 primarily due to forced outages at the El Segundo Energy Center and Walnut Creek facilities. Generation in the Renewables segment during the third quarter of 2022 was 23% higher than the third quarter of 2021 primarily due to the contribution of growth investments.

1 Q3 2022 reported CAFD excludes the impact of the Capistrano acquisition which closed in August 2022
2 Excludes unconsolidated projects
3 Generation sold excludes MWh that are reimbursable for economic curtailment; volumes do not include the MWh generated/sold by the Company's equity method investments

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	9/30/2022	12/31/2021
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$625	$33
Subsidiaries	168	146
Restricted Cash:
Operating accounts	144	246
Reserves, including debt service, distributions, performance obligations and other reserves	219	229
Total Cash	$1,156	$654
Revolving credit facility availability	383	167
Total Liquidity	$1,539	$821

Total liquidity as of September 30, 2022, was $1,539 million, which was $718 million higher than as of December 31, 2021, primarily due to the proceeds received from the sale of the Thermal Business. This was partially offset by the execution of growth investments, the repayment of $305 million in outstanding borrowings under the Company's revolving credit facility and the repayment of $335 million under the Bridge Loan Agreement.

As of September 30, 2022, the Company's liquidity included $363 million of restricted cash. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of September 30, 2022, these restricted funds were comprised of $144 million designated to fund operating expenses, approximately $66 million designated for current debt service payments, and $124 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $29 million is held in distribution reserve accounts.

Potential future sources of liquidity include excess operating cash flow, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate debt and equity financings.

Growth Investments and Strategic Announcements

Cash Equity Partnership Offers for 1.4 GW of Renewable and Energy Storage Projects

On October 31, 2022, Clearway Group offered the Company opportunities to enter into partnership arrangements to own cash equity interests in 1,408 MW of projects that will include wind, solar and solar plus storage assets expected to reach commercial operations between the second half of 2023 and the second half of 2024. The potential corporate capital commitment for the investments are expected to be approximately $410 million. The investments are subject to negotiation, both with Clearway Group and a third-party equity investor, and the review and approval by the Company’s Independent Directors.

Waiawa Solar Project

On October 3, 2022, the Company, through an indirect subsidiary acquired Waiawa BL Borrower Holdco LLC, the indirect owner of the Waiawa solar project, a 36 MW solar project with 144 MWh of storage capacity, located in Honolulu, Hawaii, from a subsidiary of Clearway Group, for cash consideration of $20 million. The project is expected to achieve commercial operations in the fourth quarter of 2022 and its expected output is backed by a 20-year power purchase agreement with an investment-grade utility.

TotalEnergies Acquisition of a 50% Interest in Clearway Group

On September 12, 2022, Global Infrastructure Partners (GIP) closed a transaction whereby TotalEnergies acquired half of GIP’s interest in Clearway Group. TotalEnergies is expected to enhance growth prospects for the Clearway enterprise by providing (i) a right of first offer, through GIP, on its U.S. onshore renewable assets to the Company and (ii) access to

TotalEnergies' power marketing capabilities and corporate relationships to optimize the commercial value of the Clearway enterprise’s development and operating projects.

Resource Adequacy Agreement at El Segundo

On August 25, 2022, the Company announced that it had contracted for the El Segundo Energy Center to sell Resource Adequacy to Southern California Edison (SCE) commencing in August 2023. The agreement is for 100% of the facility’s net qualifying capacity and has a contract tenor of three years. With the execution of the contract, the Company has contracted 100% of the Resource Adequacy for the El Segundo Energy Center, Marsh Landing and Walnut Creek assets through approximately 2026.

Acquisition of 413 MW Wind Portfolio

On August 22, 2022, the Company acquired a portfolio of operating wind projects from Capistrano Wind Partners, LLC (Capistrano Portfolio) for a base purchase price of approximately $255 million before purchase price adjustments in the net amount of $16 million, representing total net consideration of $239 million. The transaction also included the assumption of $162 million of project level non-recourse debt. The Capistrano Portfolio consists of five utility-scale wind projects representing 413 MW of capacity located in Texas, Nebraska, and Wyoming that achieved commercial operations between 2008 to 2012. The assets within the portfolio sell power under power purchase agreements with investment-grade counterparties that have a weighted average remaining contract duration of approximately 10 years. Concurrent with the closing of the acquisition, the Company also entered into a Development Agreement with Clearway Group, whereby Clearway Group paid $10 million to the Company to partially fund the acquisition of the Capistrano Portfolio for an exclusive right to develop, construct, and repower the projects in the Capistrano Portfolio (Rights Fee)4.

The Company expects its total long-term corporate capital commitment for the acquisition to be approximately $110-130 million5 and is estimated to provide incremental annual levered asset CAFD on a five-year average basis of approximately $12-14 million beginning January 1, 2023.

Quarterly Dividend

On November 2, 2022, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.3672 per share payable on December 15, 2022, to stockholders of record as of December 1, 2022.

For 2022, the Company anticipates that, due to the sale of the Thermal Business, it may have positive current year earnings and profits. As a result, a portion of any dividends paid to holders of Class A and Class C common stock in 2022 may be treated as taxable dividends for U.S. federal income tax purposes. Such portion of the dividends that could be treated as taxable will depend upon a number of factors, including, but not limited to, the amount of actual gain from the Thermal business sale, overall business performance, and other business activity during the year.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;
•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Timing of distributions from unconsolidated affiliates

4 The Development Agreement is subject to certain terms and conditions. Upon the first repowering, if any, the Company will reimburse Clearway Group for the Rights Fee at a pre-agreed internal rate of return
5 The long-term corporate capital commitment factors in closing adjustments, proceeds from the Rights Fee, and new non-recourse debt

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

Financial Guidance and Pro Forma CAFD Outlook

The Company is updating its 2022 full year CAFD guidance of $365 million to $350 million due to the forced outages experienced at the Conventional segment.

The Company is initiating 2023 full year CAFD guidance of $410 million. The Company's 2023 financial guidance factors in the contribution of committed growth investments based on current expected closing timelines and estimates for merchant energy gross margin at the conventional fleet upon the expiry of their current toll contracts. 2023 CAFD guidance does not factor in the timing of when CAFD is realized from new growth investments pursuant to 5-year averages beyond 2023.

The Company is updating its pro forma CAFD outlook expectations from approximately $400 million to approximately $390 million.

Financial guidance and the pro forma CAFD outlook continue to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On November 2, 2022, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest renewable energy owners in the US with over 5,500 net MW of installed wind and solar generation projects. The Company's over 8,000 net MW of assets also include approximately 2,500 net MW of environmentally-sound, highly efficient natural gas generation facilities. Through this environmentally-sound diversified and primarily contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy, Inc.’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor, Clearway Energy Group LLC. For more information, visit investor.clearwayenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” "target," “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements regarding, the Company’s dividend expectations and its operations, its facilities and its financial results, impacts related to COVID-19 (including any variant of the virus) or any other pandemic, statements regarding the anticipated consummation of the transactions described above, the anticipated benefits, opportunities, and results with respect to the transactions, including the Company’s future relationship and arrangements with Global Infrastructure Partners, TotalEnergies, and Clearway Energy Group, as well as the Company's Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, the Company's ability to maintain and grow its quarterly dividend, impacts related to COVID-19 (including any variant of the virus) or any other pandemic, risks relating to the Company's relationships with its sponsors, the failure to identify, execute or successfully implement acquisitions or dispositions (including receipt of third party consents and regulatory approvals), the Company's ability to acquire assets from its sponsors, the Company’s ability to borrow additional funds and access capital markets due to its indebtedness, corporate structure, market conditions or otherwise, hazards customary in the power industry, weather conditions, including wind and solar performance, the Company’s ability to operate its businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from its asset-based businesses in relation to its debt and other obligations, the willingness and ability of counterparties to the Company’s offtake agreements to fulfill their obligations under such agreements, the Company's ability to enter into new contracts as existing contracts expire, changes in government regulations, operating and financial restrictions placed on the Company that are contained in the project-level debt facilities and other agreements of the Company and its subsidiaries, and cyber terrorism and inadequate cybersecurity. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Cash Available for Distribution are estimates as of today’s date, November 2, 2022, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities and Exchange Commission.

# # #
Contacts:

Investors:                Media:
    Akil Marsh                Zadie Oleksiw
    investor.relations@clearwayenergy.com    media@clearwayenergy.com
    609-608-1500                202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Operating Revenues
Total operating revenues	$340	$351	$922	$968
Operating Costs and Expenses
Cost of operations, exclusive of depreciation, amortization and accretion shown separately below	98	117	338	334
Depreciation, amortization and accretion	129	131	379	387
General and administrative	8	10	31	30
Transaction and integration costs	—	1	5	4
Development costs	—	3	2	5
Total operating costs and expenses	235	262	755	760
Gain on sale of business	—	—	1,291	—
Operating Income	105	89	1,458	208
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	14	20	28	32
Other income, net	5	1	10	3
Loss on debt extinguishment	—	—	(2)	(42)
Interest expense	(49)	(84)	(143)	(232)
Total other expense, net	(30)	(63)	(107)	(239)
Income (Loss) Before Income Taxes	75	26	1,351	(31)
Income tax expense (benefit)	13	1	237	(12)
Net Income (Loss)	62	25	1,114	(19)
Less: Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	30	4	544	(78)
Net Income Attributable to Clearway Energy, Inc.	$32	$21	$570	$59
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	82	82	82	82
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.28	$0.18	$4.89	$0.51
Dividends Per Class A Common Share	$0.3604	$0.3345	$1.0608	$0.9875
Dividends Per Class C Common Share	$0.3604	$0.3345	$1.0608	$0.9875

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2022	2021	2022	2021
Net Income (Loss)	$62	$25	$1,114	$(19)
Other Comprehensive Income
Unrealized gain on derivatives and changes in accumulated OCI/OCL, net of income tax expense (benefit), of $3, $(2), $6 and $(3)	11	3	31	14
Other comprehensive income	11	3	31	14
Comprehensive Income (Loss)	73	28	1,145	(5)
Less: Comprehensive income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	37	6	563	(70)
Comprehensive Income Attributable to Clearway Energy, Inc.	$36	$22	$582	$65

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	September 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$793	$179
Restricted cash	363	475
Accounts receivable — trade	200	144
Inventory	48	37
Derivative instruments	23	—
Current assets held-for-sale	—	631
Prepayments and other current assets	61	65
Total current assets	1,488	1,531
Property, plant and equipment, net	7,437	7,650
Other Assets
Equity investments in affiliates	377	381
Intangible assets for power purchase agreements, net	2,537	2,419
Other intangible assets, net	78	80
Derivative instruments	71	6
Deferred income taxes	—	95
Right-of-use assets, net	519	550
Other non-current assets	89	101
Total other assets	3,671	3,632
Total Assets	$12,596	$12,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$493	$772
Accounts payable — trade	53	74
Accounts payable — affiliates	15	107
Derivative instruments	79	46
Accrued interest expense	41	54
Current liabilities held-for-sale	—	494
Accrued expenses and other current liabilities	127	84
Total current liabilities	808	1,631
Other Liabilities
Long-term debt	6,519	6,939
Deferred income taxes	125	13
Derivative instruments	291	196
Long-term lease liabilities	541	561
Other non-current liabilities	196	173
Total other liabilities	7,672	7,882
Total Liabilities	8,480	9,513
Redeemable noncontrolling interest in subsidiaries	7	—
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 201,872,521 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 82,197,376, Class D 42,336,750) at September 30, 2022 and 201,856,166 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,779,021, Class D 42,738,750) at December 31, 2021	1	1
Additional paid-in capital	1,786	1,872
Retained earnings (accumulated deficit)	494	(33)
Accumulated other comprehensive income (loss)	10	(6)
Noncontrolling interest	1,818	1,466
Total Stockholders’ Equity	4,109	3,300
Total Liabilities and Stockholders’ Equity	$12,596	$12,813

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(In millions)	2022	2021
Cash Flows from Operating Activities
Net Income (Loss)	$1,114	$(19)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(28)	(32)
Distributions from unconsolidated affiliates	25	25
Depreciation, amortization and accretion	379	387
Amortization of financing costs and debt discounts	10	10
Amortization of intangibles	123	107
Loss on debt extinguishment	2	42
Gain on sale of business	(1,291)	—
Reduction in carrying amount of right-of-use assets	10	8
Changes in deferred income taxes	207	(12)
Changes in derivative instruments and amortization of accumulated OCI/OCL	77	50
Cash used in changes in other working capital:
Changes in prepaid and accrued liabilities for tolling agreements	24	20
Changes in other working capital	(45)	(57)
Net Cash Provided by Operating Activities	607	529
Cash Flows from Investing Activities
Acquisitions, net of cash acquired	—	(211)
Acquisition of Drop Down Assets	(51)	(132)
Acquisition of Capistrano Wind Portfolio, net of cash acquired	(223)	—
Capital expenditures	(95)	(124)
Asset purchase from affiliate	—	(21)
Return of investment from unconsolidated affiliates	12	37
Proceeds from sale of business	1,457	—
Other	—	21
Net Cash Provided by (Used in) Investing Activities	1,100	(430)
Cash Flows from Financing Activities
(Distributions to) contributions from noncontrolling interests	(14)	251
Payments of dividends and distributions	(214)	(199)
Distributions to CEG of escrowed amounts	(64)	—
Tax-related distributions	(8)	—
Proceeds from the revolving credit facility	80	377
Payments for the revolving credit facility	(325)	(300)
Proceeds from the issuance of long-term debt	219	1,037
Payments of debt issuance costs	(4)	(13)
Payments for short-term and long-term debt	(868)	(1,170)
Other	(7)	8
Net Cash Used in Financing Activities	(1,205)	(9)
Net Increase in Cash, Cash Equivalents and Restricted Cash	502	90
Cash, Cash Equivalents and Restricted Cash at beginning of period	654	465
Cash, Cash Equivalents and Restricted Cash at end of period	$1,156	$555

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2022
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
Balances at December 31, 2021	$—	$1	$1,872	$(33)	$(6)	$1,466	$3,300
Net loss	—	—	—	(32)	—	(67)	(99)
Unrealized gain on derivatives and changes in accumulated OCL, net of tax	—	—	—	—	6	8	14
Distributions to CEG, net of contributions, cash	—	—	—	—	—	(3)	(3)
Contributions from noncontrolling interests, net of distributions, cash	—	—	—	—	—	28	28
Mesquite Sky Drop Down	—	—	(1)	—	—	(7)	(8)
Black Rock Drop Down	—	—	—	—	—	1	1
Mililani I Drop Down	—	—	(11)	—	—	(19)	(30)
Non-cash adjustments for change in tax basis	—	—	8	—	—	—	8
Stock-based compensation	—	—	(2)	—	—	—	(2)
Common stock dividends and distributions to CEG unit holders	—	—	(40)	—	—	(30)	(70)
Balances at March 31, 2022	$—	$1	$1,826	$(65)	$—	$1,377	$3,139
Net income	—	—	—	570	—	575	1,145
Unrealized gain on derivatives and changes in accumulated OCI, net of tax	—	—	—	—	2	4	6
Distributions to CEG, net of contributions, cash	—	—	—	—	—	(20)	(20)
Distributions to noncontrolling interests, net of contributions, cash	—	—	—	—	—	(10)	(10)
Non-cash adjustments for change in tax basis	—	—	(1)	—	—	—	(1)
Stock-based compensation	—	—	1	—	—	—	1
Common stock dividends and distributions to CEG unit holders	—	—	(41)	—	—	(30)	(71)
Balances at June 30, 2022	$—	$1	$1,785	$505	$2	$1,896	$4,189
Net income	—	—	—	32	—	27	59
Unrealized gain on derivatives and changes in accumulated OCI, net of tax	—	—	—	—	4	7	11
Distributions to CEG, non-cash	—	—	—	—	—	(4)	(4)
Contributions from CEG, net of distributions, cash	—	—	—	—	—	7	7
Tax-related distributions	—	—	—	—	—	(8)	(8)
Distributions to noncontrolling interests, net of contributions, cash	—	—	—	—	—	(14)	(14)
Stock-based compensation	—	—	1	(1)	—	—	—
Capistrano Wind Portfolio Acquisition	—	—	—	—	4	7	11
Kawailoa Sale to Clearway Renew LLC	—	—	—	—	—	(69)	(69)
Common stock dividends and distributions to CEG unit holders	—	—	—	(42)	—	(31)	(73)
Balances at September 30, 2022	$—	$1	$1,786	$494	$10	$1,818	$4,109

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2021
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Equity
Balances at December 31, 2020	$—	$1	$1,922	$(84)	$(14)	$890	$2,715
Net income (loss)	—	—	—	3	—	(81)	(78)
Unrealized gain on derivatives and changes in accumulated OCL, net of tax	—	—	—	—	4	7	11
Contributions from CEG, non-cash	—	—	—	—	—	27	27
Contributions from CEG, cash	—	—	—	—	—	103	103
Contributions from noncontrolling interests, net of distributions, cash	—	—	—	—	—	126	126
Agua Caliente acquisition	—	—	—	—	—	273	273
Rattlesnake Drop Down	—	—	—	—	—	(118)	(118)
Non-cash adjustments for change in tax basis	—	—	2	—	—	—	2
Common stock dividends and distributions to CEG unit holders	—	—	(38)	—	—	(28)	(66)
Balances at March 31, 2021	$—	$1	$1,886	$(81)	$(10)	$1,199	$2,995
Net income (loss)	—	—	—	35	—	(4)	31
Unrealized gain (loss) on derivatives and changes in accumulated OCL, net of tax	—	—	—	—	1	(1)	—
Contributions from CEG, non-cash	—	—	—	—	—	3	3
Contributions from CEG, cash	—	—	—	—	—	1	1
Contributions from noncontrolling interests, net of distributions, cash	—	—	—	—	—	38	38
Rattlesnake Drop Down	—	—	—	—	—	1	1
Stock-based compensation	—	—	1	—	—	—	1
Non-cash adjustment for change in tax basis	—	—	(1)	—	—	—	(1)
Common stock dividends and distributions to CEG unit holders	—	—	(38)	—	—	(28)	(66)
Balances at June 30, 2021	$—	$1	$1,848	$(46)	$(9)	$1,209	$3,003
Net income	—	—	—	21	—	3	24
Changes in accumulated OCL, net of tax	—	—	—	—	1	2	3
Contributions from CEG, non-cash	—	—	—	—	—	2	2
Distributions to noncontrolling interests, net of contributions, cash	—	—	—	—	—	(11)	(11)
Stock-based compensation	—	—	1	—	—	—	1
Common stock dividends and distributions to CEG unit holders	—	—	(39)	—	—	(28)	(67)
Balances at September 30, 2021	$—	$1	$1,810	$(25)	$(8)	$1,177	$2,955

Appendix Table A-1: Three Months Ended September 30, 2022, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$41	$62	$—	$(41)	$62
Plus:
Income Tax Expense	—	—	—	13	13
Interest Expense, net	11	14	—	20	45
Depreciation, Amortization, and ARO	33	96	—	—	129
Contract Amortization	6	36	—	—	42
Mark to Market (MtM) Losses on economic hedges	—	17	—	—	17
Other non-recurring	—	1	—	—	1
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	10	—	—	13
Adjusted EBITDA	$94	$236	$—	$(8)	$322

Appendix Table A-2: Three Months Ended September 30, 2021, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$52	$6	$4	$(37)	$25
Plus:
Income Tax Expense	—	—	—	1	1
Interest Expense, net	14	41	5	24	84
Depreciation, Amortization, and ARO	34	90	7	—	131
Contract Amortization	5	32	1	—	38
Mark to Market (MtM) Losses on economic hedges	—	35	—	—	35
Transaction and integration costs	—	—	—	1	1
Other non-recurring	—	(1)	—	—	(1)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	18	—	—	22
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$109	$221	$17	$(10)	$337

Appendix Table A-3: Nine Months Ended September 30, 2022, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$121	$26	$17	$950	$1,114
Plus:
Income Tax Expense	—	—	—	237	237
Interest Expense, net	29	32	6	70	137
Depreciation, Amortization, and ARO	99	280	—	—	379
Contract Amortization	18	107	—	—	125
Loss on Debt Extinguishment	—	2	—	—	2
Mark to Market (MtM) Losses on Economic Hedges	—	195	—	—	195
Transaction and Integration costs	—	—	—	5	5
Other Non-recurring[6]	1	1	—	(1,291)	(1,289)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	9	32	—	—	41
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	$277	$675	$23	$(27)	$948

Appendix Table A-4: Nine Months Ended September 30, 2021, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$125	$(23)	$14	$(135)	$(19)
Plus:
Income Tax Benefit	—	—	—	(12)	(12)
Interest Expense, net	41	103	14	74	232
Depreciation, Amortization, and ARO	99	266	22	—	387
Contract Amortization	17	87	3	—	107
Loss on Debt Extinguishment	—	1	—	41	42
Mark to Market (MtM) Losses on economic hedges	—	90	—	—	90
Transaction and Integration costs	—	—	—	4	4
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	10	57	—	—	67
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	$292	$581	$53	$(26)	$900

6 Primarily one-time gain due to the sale of the Thermal Business on May 1, 2022

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Nine Months Ended
($ in millions)	9/30/22	9/30/21	9/30/22	9/30/21
Adjusted EBITDA	$322	$337	$948	$900
Cash interest paid	(95)	(100)	(254)	(265)
Changes in prepaid and accrued liabilities for tolling agreements	98	96	24	20
Adjustments to reflect sale-type leases and payments for lease expenses	1	—	4	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(28)	(42)	(69)	(99)
Distributions from unconsolidated affiliates	8	9	25	25
Changes in working capital and other	22	(12)	(71)	(52)
Cash from Operating Activities	328	288	607	529
Changes in working capital and other	(22)	12	71	52
Development Expenses[7]	—	3	2	5
Return of investment from unconsolidated affiliates	6	17	12	37
Net contributions (to)/from non-controlling interest[8]	(12)	(11)	(32)	4
Maintenance capital expenditures	(4)	(5)	(16)	(17)
Principal amortization of indebtedness[9]	(147)	(143)	(321)	(309)
Cash Available for Distribution before Adjustments	$149	$161	$323	$301
Net Impact of Capistrano given timing of project debt service	5	—	5	—
Cash Available for Distribution[10]	$154	$161	$328	$301

7 Primarily relates to Thermal Development Expenses
8 2022 excludes $50 million of contributions related to the funding of Mesquite Sky, Black Rock, and Mililani, and $2 million of distributions related to release of inverter reserves at Agua Caliente; 2021 excludes $107 million of contributions related to funding of Rattlesnake and $49 million of Hawaii refundable state tax credits
9 2022 excludes $660 million for the repayment of the Bridge Loan Facility and revolver payments, $186 million for the refinancing of Tapestry Wind, Laredo Ridge, and Viento, and $27 million for the repayment of bridge loans in connection with Mililani; 2021 excludes $936 million total consideration for the redemption of Corporate Notes and revolver payments, $176 million in connection with Rattlesnake debt repaid at acquisition, and $52 million in connection with Pinnacle repowering
10 Excludes income tax payments related to Thermal sale

Appendix Table A-6: Nine Months Ended September 30, 2022, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2022:

Nine Months Ended
($ in millions)	9/30/22
Sources:
Proceeds from sale of business	1,457
Net cash provided by operating activities	607
Proceeds from issuance of long-term debt	219
Proceeds from the revolving credit facility	80
Return of investment from unconsolidated affiliates	12

Uses:
Payments for long-term debt	(868)
Payments for the revolving credit facility	(325)
Acquisition of Capistrano Wind Portfolio, net of cash acquired	(223)
Payments of dividends and distributions	(214)
Capital expenditures	(95)
Distributions to CEG of escrowed amounts	(64)
Acquisition of Drop Down Assets, net of cash acquired	(51)
Other net cash outflows	(33)

Change in total cash, cash equivalents, and restricted cash	$502

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	Prior 2022 Full Year Guidance	2022 Full Year Guidance	2023 Full Year Guidance
Net Income	$110	$95	$165
Income Tax Expense	20	20	30
Interest Expense, net	445	445	300
Depreciation, Amortization, and ARO Expense	585	585	620
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	60	60	50
Non-Cash Equity Compensation	5	5	5
Adjusted EBITDA	1,225	1,210	1,170
Cash interest paid	(317)	(317)	(300)
Changes in prepaid and accrued liabilities for tolling agreements	10	10	(32)
Adjustments to reflect sale-type leases and payments for lease expenses	7	7	10
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(85)	(85)	(85)
Cash distributions from unconsolidated affiliates[11]	45	45	45
Income Tax Payment	(2)	(2)	—
Cash from Operating Activities	883	868	808
Development Expense[12]	3	3	—
Net distributions to non-controlling interest[13]	(64)	(64)	(60)
Maintenance capital expenditures	(30)	(30)	(35)
Principal amortization of indebtedness	(427)	(427)	(303)
Cash Available for Distribution[14]	$365	$350	$410

11 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
12 Primarily related to Thermal Development Expenses
13 Includes tax equity proceeds and distributions to tax equity partners
14 Excludes income tax payments related to Thermal sale

Appendix Table A-8: Adjusted EBITDA and Cash Available for Distribution Pro Forma Outlook

($ in millions)	Prior Pro Forma CAFD Outlook	Pro Forma CAFD Outlook
Net Income	$100	$90
Income Tax Expense	20	20
Interest Expense, net	395	395
Depreciation, Amortization, and ARO Expense	545	545
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	45	45
Non-Cash Equity Compensation	5	5
Adjusted EBITDA	1,110	1,100
Cash interest paid	(296)	(296)
Changes in prepaid and accrued liabilities for tolling agreements	(5)	(5)
Adjustments to reflect sale-type leases and payments for lease expenses	6	6
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(86)	(86)
Cash distributions from unconsolidated affiliates	48	48
Cash from Operating Activities	777	767
Net distributions to non-controlling interest	(67)	(67)
Maintenance capital expenditures	(23)	(23)
Principal amortization of indebtedness	(287)	(287)
Cash Available for Distribution	$400	$390

Appendix Table A-9: Growth Investments 5 Year Average CAFD

($ in millions)	413 MW Wind Portfolio 5 Year Ave. 2023-2027
Net Income	29 - 30
Interest Expense, net	12 - 10
Depreciation, Amortization, and ARO Expense	13
Adjusted EBITDA	53
Cash interest paid	(12) - (10)
Cash from Operating Activities	41 - 43
Maintenance capital expenditures	(3)
Principal amortization of indebtedness	(26)
Estimated Cash Available for Distribution	12 - 14

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

A non-GAAP measure, Cash Available for Distribution is defined as of September 30, 2022 as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, cash receipts from notes receivable, cash distributions from noncontrolling interests, adjustments to reflect sales-type lease cash payments and payments for lease expenses, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non-GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.